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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption 'Experts' and to the use of our reports dated (i) March 6, 1998 with respect to the historical financial statements of Philips International Realty Corp. as of December 31, 1997 and for the period July 16, 1997 (incorporation) to December 31, 1997; (ii) March 6, 1998 with respect to the balance sheet of Philips International Realty, L.P. as of December 31, 1997; (iii) March 6, 1998 with respect to the combined balance sheet of the Property Partnerships as of December 31, 1997; (iv) March 6, 1998 with respect to the combined financial statements of The Philips Company as of December 31, 1996 and for each of the three years in the period ended December 31, 1997; and (v) March 6, 1998 with respect to the statements of revenues and certain expenses of Merrick Commons and Mill Basin Plaza Properties for each of the three years in the period ended December 31, 1997 included in the Prospectus of Philips International Realty Corp. that is made a part of Amendment No. 1 to the Registration Statement on Form S-11 dated April 17, 1998 of Philips International Realty Corp. for the Registration of 7,200,000 shares of its common stock.


                                          Ernst & Young LLP


New York, New York
April 17, 1998